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                                 EXHIBIT NO. 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                  (UNAUDITED)



                                          Three Months Ended        Six Months Ended
                                                June 30,                 June 30,
                                           -----------------         ---------------
                                            1996       1995           1996     1995
                                           ------     ------         ------   ------
Shares of common stock outstanding
at beginning of period (1)                  6,717       6,594      6,697       6,539

   Weighted-average shares issued
     during the period                         24          37         32          74

   Weighted-average shares assumed
     issued under stock option plans
     and exercise of warrants during
     the period (assuming the treasury
     stock method)                            118          45        108          64
                                           ------      ------     ------      ------

   Average common and common equivalent
     shares outstanding                     6,859       6,676      6,837       6,677
                                           ======      ======     ======      ======

   Net income (loss)                       $  874      $ (521)    $1,792      $ (283)
                                           ======      ======     ======      ======

Earnings (loss) per share                  $ 0.13      $(0.08)    $ 0.26      $(0.04)
                                           ======      ======     ======      ======



(1) This represents total outstanding shares of common stock less treasury shares.

See Notes to Consolidated Financial Statements.





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